EXHIBIT 10.13

THIRD AMENDMENT TO

FIRST STATE BANCORPORATION

2003 EQUITY INCENTIVE PLAN

Pursuant to Sections 53-11-20, 53-11-32 of the New Mexico Revised Statutes, and as permitted by the Bylaws of this corporation, at the Annual Meeting of First State Bancorporation, (the “Corporation”), a quorum being present, a majority of the shares represented at the meeting in person or by proxy adopted an amendment to the Corporation’s 2003 Equity Incentive Plan to increase the number of shares available for grant from 1,500, 000 to 2,000,000 shares as follows:

5.1. PLAN LIMIT. The aggregate number of shares of Stock that may be issued under Awards granted pursuant to the Plan shall not exceed 2,000,000 shares; provided, however, that a maximum of 100,000 shares may be issued as Restricted Stock Awards. Shares that may be issued under Awards may consist, in whole or in part, of authorized but unissued stock or treasury stock of the Company not reserved for any other purpose. In addition, the Company may use the proceeds received from a Participant upon the exercise of his or her Option to repurchase shares of Stock in the open market, which shall be available for grant of Awards under the Plan.

This amendment was duly adopted by the Corporation on June 2, 2006 by action of the Corporation’s shareholders in accordance with law.

IN WITNESS WHEREOF, First State Bancorporation has caused this Third Amendment to be executed by its duly authorized officer as of the date set forth below.

FIRST STATE BANCORPORATION

By:	/s/ Marshall G. Martin
Title:	Secretary
Date:	June 2, 2006

Third Amendment to 2003 Equity Incentive Plan	1